Exhibit 10.1

PRICELINE.COM INCORPORATED 1999 OMNIBUS PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made as of the 4th day of March, 2009 by and between priceline.com Incorporated, a Delaware corporation, with its principal United States office at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and                                        (the “Participant”).

WITNESSETH:

Pursuant to terms of the priceline.com Incorporated 1999 Omnibus Plan, as amended (the “Plan”), the Board of Directors of the Company (the “Board”) has authorized this Agreement.  The Participant has been granted as of March 4, 2009 (the “Grant Date”) the number of restricted stock units (“RSUs”) set forth below.  Unless otherwise indicated, any capitalized term used herein, but not defined herein, shall have the meaning ascribed to such term in the Plan.  The RSUs comprising this award may be recorded in an unfunded RSU account in the Participant’s name maintained by the Company.  The Participant will have no rights as a stockholder of the Company by virtue of any RSU awarded to the Participant until shares of Stock, if any, are issued to the Participant as described in this Agreement.

1.                                       Definitions

(a)           “Applicable 20-Day Period” shall mean (i) for purposes of applying Section 3(a), the period of twenty (20) consecutive trading days during the six-month period preceding the Target Vesting Date, as compared to all other periods of twenty (20) consecutive trading days during such six-month period, for which the lowest closing price of Stock on the national securities exchange on which the Stock is traded during such 20-day period is higher than the lowest closing price during any other such 20-day period, and (ii) for purposes of applying Section 3(c), the period of twenty (20) consecutive trading days during the six-month period preceding the date on which the Participant’s Continuous Service terminates, as compared to all other periods of twenty (20) consecutive trading days during such six-month period, for which the lowest closing price of Stock on the national securities exchange on which the Stock is traded during such 20-day period is higher than the lowest closing price during any other such 20-day period.

(b)           “Change in Control Closing Price” shall mean, for purposes of applying Section 3(d) or 3(e), the closing price of Stock on the principal national securities exchange on which the Stock is traded on the effective date of the Change in Control or, in a going private transaction, the acquisition price of a share of Stock.

(c)           “Change in Control Period” shall mean the period commencing on the effective date of the Change in Control and ending on the date immediately prior to the date which is six (6) months after the effective date of the Change in Control.

(d)           “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(e)           “Company” shall mean priceline.com Incorporated, any of its subsidiaries or affiliates.

(f)            “Continuous Service” shall mean the Participant’s service with the Company or any Subsidiary or Affiliate whether as an employee, director or consultant, which is not interrupted or terminated.

(g)           “Disability” shall mean (i) any physical or mental condition that would qualify a Participant for a disability benefit under any long-term disability plan maintained by the Company and applicable to him or her, (ii) if there is no such plan, such condition provided in any applicable governmental statute or regulation that constitutes a Disability, or (iii) if there is no such applicable statute or regulation, such other condition as may be determined by the Committee in its sole discretion to constitute a Disability.

(h)           “Measurement Price” shall mean the lowest closing price of Stock on the principal national securities exchange on which the Stock is traded during the Applicable 20-Day Period.

(i)            “Six-Month Date” shall mean the date that is six (6) months after the effective date of a Change in Control.

(j)            “Stock” shall mean shares of common stock, par value $0.008, of the Company.

(k)           “Target Amount” shall have the meaning given such term under Section 2.

(l)            “Target Vesting Date” shall mean March 4, 2012.

(m)          “Vesting Factor” shall mean the factor by which to multiply the Target Amount determined in accordance with the following table:

If the Measurement Price or the Change in Control Closing Price, as applicable, is:	Then the Vesting Factor is:
Equal to or greater than $97.05, but less than $104.69	0.5x
Equal to or greater than $104.69, but less than $113.03	0.75x
Equal to or greater than $113.03	1x

2.                                       The Grant

(a)           Subject to the terms and conditions set forth herein, the Participant is granted                      (                    ) RSUs on the Grant Date (the “Target Amount”).

(b)           Subject to the vesting requirements set forth in Section 3 below, the Company shall issue the Participant one (1) share of Stock free and clear of any restrictions for each vested RSU on the applicable payment date specified in Section 3.

3.                                       Vesting; Effect of Termination of Continuous Service; Change in Control

(a)           Vesting on Target Vesting Date.  If (i) the Participant remains in Continuous Service through and including the Target Vesting Date and (ii) the Measurement Price is equal to or exceeds $97.05, then the Participant shall become vested in a number of RSUs determined by multiplying the Target Amount by the applicable Vesting Factor.  All shares of Stock underlying the vested RSUs to be issued to the Participant under this Section 3(a), if any, shall be issued to the Participant within ten (10) days after the Target Vesting Date, but in any event, no later than March 15, 2013.

(b)           Termination for Cause; Voluntary Termination.  If, prior to the Target Vesting Date, the Participant’s Continuous Service is (i) terminated by the Company for Cause or (ii) voluntarily terminated by the Participant other than on account of death or Disability prior to the Target Vesting Date, then the RSUs granted under this Agreement shall be immediately forfeited and cancelled.

(c)           Termination Without a Change in Control.  If (i) on or prior to the Target Vesting Date and the occurrence of a Change in Control, the Participant’s Continuous Service is terminated by the Company other than for Cause or by the Participant on account of death or Disability and (ii) the Measurement Price is equal to or exceeds $97.05, then the Participant (or the Participant’s designated beneficiary in the event of the Participant’s death) shall become vested in a number of RSUs determined by multiplying (A) the Target Amount by (B) the applicable Vesting Factor by (C) a fraction, the numerator of which is the number of full months completed since the Grant Date as of the date of such termination, and the denominator of which is 36.  Subject to Section 3(f), all shares of Stock underlying the vested RSUs to be issued to the Participant under this Section 3(c), if any, shall be issued to the Participant within ten (10) days after the termination of the Participant’s Continuous Service, but in any event, no later than March 15 of the calendar year following the calendar year in which the termination occurs.

(d)           Change in Control Without Termination.  If (i) there is a Change in Control on or prior to the Target Vesting Date, (ii) the Participant remains in Continuous Service through the earlier of the Target Vesting Date or the Six-Month Date, and (iii) the Change in Control Closing Price is equal to or exceeds $97.05, then the Participant shall become vested in a number of RSUs determined by multiplying the Target Amount by the applicable Vesting Factor.  Subject to Section 3(f), all shares of Stock underlying the vested RSUs to be issued to the Participant under this Section 3(d), if any, shall be issued to the Participant within ten (10) days of the Six-Month Date, but in any event, no later than March 15 of the calendar year following the calendar year in which the Six-Month Date occurs; provided, however, that if issuance of the shares of Stock pursuant to this Section 3(d) is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) and if the Change in Control triggering the right to payment under this Section 3(d) does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything in this Section 3(d) to the contrary, the shares of Stock to be issued to the Participant under this Section 3(d) shall be issued, to the extent necessary to comply with Section 409A of the Code, to the Participant on (or within 10 days after) the earliest of (1) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A of the Code); (2) the Target Vesting Date; or (3) the Participant’s death.

(e)           Termination During a Change in Control Period.  If (i) there is a Change in Control on or prior to the Target Vesting Date, (ii) the Participant’s Continuous Service is terminated by the Company other than for Cause or by the Participant on account of death or Disability during the Change in Control Period, and (iii) the Change in Control Closing Price is equal to or exceeds $97.05, then the Participant (or the Participant’s designated beneficiary in the event of the Participant’s death) shall become vested in a number of RSUs determined by multiplying the Target Amount by the applicable Vesting Factor.  Subject to Section 3(f), all shares of Stock underlying the vested RSUs to be issued to the Participant under this Section 3(e), if any, shall be issued to the Participant within ten (10) days after the termination of the Participant’s Continuous Service, but in any event, no later than March 15 of the calendar year following the calendar year in which the termination occurs.

(f)            Notwithstanding anything in this Agreement to the contrary, if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and if the issuance of the shares of Stock pursuant to Section 3(c) or 3(e) is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code), then the Participant’s date of issuance of the shares of Stock shall be the date that is the first day of the seventh month after the date of the Participant’s “separation from service” with the Company (determined in accordance with Section 409A of the Code).

4.                                       Nontransferability of Grant

Except as otherwise provided herein or in the Plan, no RSUs shall be assigned, negotiated, pledged, or hypothecated in any way or be subject to execution, attachment or similar process.  No transfer of the Participant’s rights with respect to such RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.  Immediately upon any attempt to transfer such rights, such RSUs, and all of the rights related thereto, shall be forfeited by the Participant.

5.                                       No Dividend Equivalents

The Participant shall not be entitled to receive any dividends or dividend equivalents in respect of any distributions paid with respect to any share of Stock underlying the RSUs granted under this Agreement that become declared or payable with respect to a record date prior to the date on which shares of Stock are issued to the Participant pursuant to this Agreement.

6.                                       No Voting Rights

The Participant shall not be a shareholder of record and shall have no voting rights with respect to shares of Stock underlying the RSUs granted under this Agreement prior to the date on which shares of Stock are issued to the Participant pursuant to this Agreement.

7.                                       Stock; Adjustment Upon Certain Events

(a)           Stock to be issued under this Agreement shall be made available, at the discretion of the Board, either from authorized but unissued Stock, from issued Stock reacquired by the Company or from Stock purchased by the Company on the open market specifically for this purpose.

(b)           The existence of this Agreement and the RSU granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or any affiliate, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock, the authorization or issuance of additional shares of Stock, the dissolution or liquidation of the Company or any affiliate or sale or transfer of all or part of the assets or business of the Company or any affiliate, or any other corporate act or proceeding.

(c)           In the event of a Change in Control, the consideration payable to other shareholders of the Company shall be substituted for the stock issuable hereunder, provided that the vesting requirements with respect to the RSUs pursuant to Section 3 hereof shall apply, and further provided that if the acquiring entity does not agree to such vesting requirements upon the substituted property, then the RSUs shall be fully vested upon a Change in Control.

8.                                       Determinations

The Committee shall determine the extent to which an award has been earned, if at all, in accordance with Section 3 of this Agreement on or prior to the Target Vesting Date.  Such determination and all other determinations, interpretations or other actions made or taken pursuant to the provisions of this Agreement by the Committee or the Board in good faith shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Participant and the Company, and their respective heirs, executors, administrators, personal representatives and other successors in interest.  In addition, the Chairperson of the Committee is hereby authorized to make any determination with respect to an award’s vesting and payment in the event the Participant’s Continuous Service terminates pursuant to Sections 3(c) or 3(e) of this Agreement, and such determination shall be likewise conclusive and binding.

9.                                       Withholding Taxes

The Participant shall be liable for any and all taxes and contributions of any kind required by law to be withheld with respect to the vesting of the RSUs.  The Participant agrees that the Participant’s employer (the “Employer”) may, in its discretion, (a) require the Participant to remit to the Employer on the date on which the RSUs vest cash in an amount sufficient to satisfy all applicable required withholding taxes and contributions related to such vesting, (b) deduct from his or her regular salary payroll cash, on a payroll date following the date on which the RSUs vest, in an amount sufficient to satisfy such obligations, or (c) withhold sufficient shares of Stock that become issuable to the Participant on the applicable vesting date to satisfy such obligations.

10.                                 Incorporation of the Plan

The Plan, as it exists on the date of this Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all terms and conditions of the Plan.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.

11.                                 Electronic Delivery

The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.                                 Miscellaneous

(a)           This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  The Company shall assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement.  Notwithstanding the foregoing, this Agreement may not be assigned by the Participant.

(b)           The Participant acknowledges that the Company intends for the information contained in Section 1(m) hereof to remain confidential.  Notwithstanding any other provision hereof, the Participant’s entitlement to any award or payment hereunder is contingent upon the Participant maintaining the confidentiality of the information contained in Section 1(m).  The Participant agrees that he shall not disclose or cause the disclosure of such information and shall hold such information confidential.

(c)           No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant.  This Agreement shall be administered in a manner consistent with this intent.  References to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(d)           This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

(e)           The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(f)            The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(g)           The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.

(h)           All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice.  Notices to the Company shall be addressed to its principal office, attention of the Company’s General Counsel.

(i)            The Plan and this Agreement constitute the entire Agreement and understanding between the parties with respect to the matters described herein and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

(j)            This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the state of Delaware without reference to principles of conflict of laws.

(k)           The Company represents and warrants that it is duly authorized by its Board and/or the Committee (and by any other person or body whose authorization is required) to enter into this Agreement, that there is no agreement or other legal restriction which would prevent it from entering into, and carrying out its obligations under, this Agreement, and that the officer signing this Agreement is duly authorized and empowered to sign this Agreement on behalf of the Company.

[Signature on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRICELINE.COM INCORPORATED

By:
Title:

PARTICIPANT